Registration No. 333-81195

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3/A1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             PYR ENERGY CORPORATION
                    -----------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                      ------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   95-4580642
                          -----------------------------
                      (I.R.S. Employer Identification No.)

                            1675 Broadway, Suite 1150
                             Denver, Colorado 80202
                                 (303) 825-3748
                   ------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              D. Scott Singdahlsen
                            1675 Broadway, Suite 1150
                                Denver, CO 80202
                                 (303) 825-3748
               ---------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   Copies to:
                           Alan L. Talesnick, Esquire
                           Francis B. Barron, Esquire
                                Patton Boggs LLP
                         1660 Lincoln Street, Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776


Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Previously Paid

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                         PROSPECTUS DATED JUNE 26, 2000
                              SUBJECT TO COMPLETION

                                                             SELLING STOCKHOLDER
                                                                      PROSPECTUS

                             PYR ENERGY CORPORATION
                        3,979,559 Shares Of common stock

     This prospectus relates to the transfer of up to 3,979,559 shares of common stock of PYR Energy Corporation by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will receive proceeds from the exercise, if any, of warrants to purchase common stock held by the selling stockholders. The shares consist of the following:

     o 3,704,559 shares that were purchased by selling stockholders in a private placement transaction pursuant to exemptions from federal and state registration requirements; and

     o Up to 275,000 shares that may be issued to selling stockholders when they exercise warrants to purchase common stock that were purchased in the same private placement transaction as the 3,704,559 shares described in the preceding sentence.

     The selling shareholders have not entered into any underwriting arrangements nor have any of the selling shareholders indicated that they actually will sell any shares. If any shares are sold, the prices at which the selling shareholders sell the common stock may be the market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may transfer some or all of the common stock in exchange for consideration other than cash, or for no consideration, in the selling shareholders' sole discretion. This prospectus may be used by the selling shareholders to transfer the common stock to affiliates of the selling shareholders.

     Our common stock is quoted on the American Stock Exchange under the symbol "PYR". On June 23, 2000, the closing price of the common stock was $4.75 per share.

     Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is June ______, 2000

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----

PROSPECTUS SUMMARY......................................................... 3

RISK FACTORS............................................................... 6

OFFERING BY SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION................. 10

LEGAL MATTERS............................................................. 13

EXPERTS................................................................... 13

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN
     INDEMNIFICATION...................................................... 13

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY
     STATEMENTS........................................................... 13

WHERE YOU CAN FIND MORE AVAILABLE INFORMATION............................. 14

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 14

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. It may not be complete and may not contain all the information that you should consider before investing in the common stock. You should read this entire prospectus carefully, including the "Risk Factors" section.

The Company         We apply advanced seismic and computer aided exploration
                    technology to systematically explore for and exploit onshore domestic natural gas and oil accumulations. Our main activities are concentrated in the western part of the United States.

Recent
Developments        In May of 1997, we and other working interest owners
                    commenced drilling on our first exploration well - the Bellevue #1-17 on our East Lost Hills prospect. On November
                    23, 1998, the East Lost Hills prospect well blew out and ignited after having reached a depth of approximately 17,600 feet out of targeted total depth of 19,000 feet. A relief well, the Bellevue #1-17R, began drilling on December 18, 1998. On May 29, 1999, the relief well successfully killed, and the operator plugged and abandoned, the original well bore. The Bellevue #1-17R was then used to successfully sidetrack a replacement well back into the target reservoir.
                    At the time it began completion operations, Berkley
                    Petroleum, Inc. (a wholly owned subsidiary of Berkley
                    Petroleum Corporation (BKP.TO) ("Berkley")) of Calgary has taken over as operator. The Bellevue 1-17R well was production tested in December and flowed gas at rates ranging between 1.3 and 5.0 MMCFPD. Condensate and water was also obtained during the test. Pressure build-up analysis indicated that only the uppermost sand unit encountered in 1-17R was contributing to the flow. The uncemented production liner in 1-17R makes stimulation efforts very difficult, hence the participants have decided to review the options of either a sidetrack of 1-17R in order to redrill the Temblor section, or to drill a new well from surface.

                    On August 26, 1999, the participants in this prospect commenced drilling a second well at East Lost Hills to further explore the Temblor Formation. The Berkley ELH #1 well is approximately two miles to the northwest of the original well. In order to have a better chance to reach total depth, a drilling rig capable of drilling to 30,000 feet was brought in to drill this well. On April 12, 2000, Berkley reported that this well had reached a depth of 19,724 feet. The open hole section extending from 18,280 feet to total depth was wire line logged and it was determined that a total of 2,474 feet of the Temblor Formation had been penetrated. Completion operations commenced, which included running a production liner to total depth.

                    Production testing commenced on May 28, 2000 and was completed on June 16, 2000. The operator has announced that plans are underway to tie-in the well and begin production prior to year end 2000.

                    The Berkley ELH No. 3 well commenced drilling on the west flank of East Lost Hills on May 28, 2000. An additional well, the Berkley ELH #2 well, is expected to commence drilling in July of 2000.

                    In April, 1999, we purchased working interests, ranging from 3.0% to 3.75% in three additional deep Temblor exploration projects in the San Joaquin Basin of California. These projects are called Cal Canal, Lucky Dog and Pyramid Power. Our interest will be carried (non-cost bearing) "through the tanks" in the initial test well in each of the three separate exploration prospects. The first exploration well in the program (Cal Canal) began drilling on June 15, 1999 and is operated by Berkley. This well was drilled to 18,100 feet. Completion operations commenced on January 20, 2000. Non-commercial hydrocarbon flow rates were obtained from the initial perforated 10 foot zone in the lower McDonald. Several additional zones remain to be tested in the Temblor, McDonald and upper McDonald. Participants have decided to defer further completion or deepening of the existing well bore until information regarding reservoir quality and performance is obtained from additional on-going drilling efforts in the San Joaquin basin.

                    On May 14, 1999, we completed a private placement resulting in receipt of $7,000,000 (less commissions, fees and related expenses of approximately $100,000) of funding through the sale of 4,375,000 shares of common stock and 437,500 5-year warrants to purchase an additional share of common stock at a price of $2.50. The warrants are immediately exercisable, and all warrants expire on May 14, 2004. We may, upon 30-days notice, repurchase any remaining outstanding warrants for $.001 per warrant at any time after the weighted average trading price of the common stock has been at least $6.00 for a 45-day period.

                    On May 25, 2000, we completed a private placement resulting in receipt of $715,000 (less fees and expenses of approximately $10,000) of funding through the sale of 220,000 shares of common stock and 22,000 warrants to purchase an additional share of common stock at a price of $4.25. The warrants are immediately exercisable and all warrants expire on May 24, 2003. We may, upon 30 days notice, repurchase any remaining outstanding warrants for $.001 per warrant at any time after the weighted average trading price of the common stock has been at least $7.50 for a 30-day period.

The Offering        Should they elect to do so, the selling stockholders may
                    sell a total of 3,979,559 shares of common stock. These shares consist of the following:

                    o 3,704,559 shares that were purchased by selling stockholders in a private placement transaction pursuant to exemptions from federal and state registration requirements.

                    o Up to 275,000 shares that may be issued to selling stockholders when they exercise warrants to purchase common stock that were purchased in the same private placement transaction described in the preceding sentence.

                    The common stock may be sold at market prices or other negotiated prices. The selling stockholders have not entered into any underwriting arrangements for the sale of the shares.

                    We will not receive any proceeds from the sale of common stock by the selling stockholders. We will receive proceeds of $2.50 per share upon the exercise, if any, by selling stockholders of warrants to purchase up to 275,000 shares of common stock.

Company Offices     Our offices are located at 1675 Broadway, Suite 1150,
                    Denver, Colorado 80202, telephone number (303) 825-3748.

                                  RISK FACTORS

     The purchase of shares of common stock involves a high degree of risk. Before purchasing common stock, you should read this entire prospectus and consider the following factors concerning the company in addition to the other information in this prospectus.

We have a limited operating history.

     We have a limited operating history since we started in the oil and gas business in 1996. The development of our business will require substantial expenditures. Our future financial results will depend primarily on our ability to locate oil and gas and other hydrocarbons economically in commercial quantities, provide drilling site and target depth recommendations resulting in profitable productive wells, and on the market prices for oil and natural gas. We cannot predict that our future operations will be profitable.

Oil and gas prices are highly volatile.

     Even if we are able to discover or acquire oil and gas production, of which there is no assurance, our revenues, profitability and liquidity will be highly dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Current price levels may not be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil and/or natural gas would have a material adverse effect on our business.

The oil and gas business is speculative in nature.

     Sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of our gas production, if any, will depend in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could negatively affect our ability to produce and market oil and natural gas. If market factors were to change dramatically, the financial impact on us could be substantial because we would incur expenses without receiving revenues from sales of production.

We depend on industry alliances.

     We attempt to limit financial exposure on a project-by-project basis by forming industry alliances where our technical expertise can be complemented with the financial resources and operating expertise of established companies. If we were not able to form these industry alliances, our ability to fully implement our business plan could be limited. This could have a material, negative effect on our business.

     Our non-operator status limits our control over our oil and gas related projects.

     We focus primarily on providing seismic imaging and analysis and rely upon other project participants to provide and complete all other project operations and responsibilities including operating, drilling, marketing and project administration. As a result, we have only a limited ability to exercise control over a significant portion of a project's operations or the associated costs of those operations. The success of a project is dependent upon a number of factors that are outside of our area of expertise and project responsibilities. These factors include: (1) the availability of favorable term leases and required permitting for projects, (2) the availability of future capital resources by us and the other participants for the purchasing of leases and the drilling of wells, (3) the approval of other participants to the purchasing of leases and the drilling of wells on the projects, and (4) the economic conditions at the time of drilling, including the prevailing and anticipated prices for oil and gas. Our reliance on other project participants and our limited ability to directly control certain project costs could have a material negative effect on our receipt of expected rates of return on our investment in certain projects.

We may not discover reserves.

     Our future success is dependent upon our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or conducts successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of hydrocarbons in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at low reserve replacement costs. We have not yet established any oil and gas production, and have not booked any proved reserves.

We need additional funding to sustain our operations.

     We anticipate that we will need additional funding to sustain our operations for our oil and gas exploration plans. In October and November 1998, we closed a private placement resulting in a gross capital infusion of $2,500,000 from various investors. In May 1999, we completed an additional private placement resulting in a gross capital infusion of $7,000,000. In May 2000, we completed an additional private placement resulting in gross proceeds of $715,000. We do not have a steady source of revenue to provide funding to sustain operations. The availability of a reliable source of revenue to sustain our operations is beyond our control.

Our exploratory drilling activities are costly and may not be profitable.

     Exploration for oil and natural gas is a speculative business involving a high degree of risk, including the risk that no commercially productive oil and gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors. These include unexpected formation and drilling conditions, pressure or other irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Our expenditures on oil and natural gas properties could result in discoveries of oil or natural gas in commercial quantities. Some or all of its test wells, as a consequence, may not ultimately be developed into producing wells and may be abandoned. If this is the case, we will have incurred expenses for the abandoned well without receiving any revenues from that well.

Our insurance may not be sufficient to cover all our operations.

     The nature of the oil and gas business involves a variety of risks. These include the risks of operating hazards such as fires, explosions, cratering, blowouts, such as the blowout at the exploratory well in which we have an interest in East Lost Hills, and encountering formations with abnormal pressures. The occurrence of any of these risks could result in losses. We expect to maintain insurance against some, but not all, of these risks in amounts that we believe to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position.

Many of our competitors have more resources than we do.

     We compete in the areas of oil and gas exploration with other companies. Many of these competitors may have substantially larger financial and other resources than we do. From time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and to delays in operations that could have a material adverse effect on our business. We may therefore not be able to acquire desirable properties or equipment required to develop its properties. Problems of this nature also could prevent us from producing any oil and natural gas we discover at the rate we desire to do so.

Technology changes.

     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas finding companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies that we currently utilize or implement may become obsolete in the future. If this occurs, our business could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business could be materially and adversely affected.

Government regulations could hurt our business.

     The production and sale of oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. Although we intend to be in compliance with applicable environmental and other government laws and regulations, we cannot guarantee that significant costs for compliance will not be incurred in the future. The recent blowout of the East Lost Hills exploratory well in which we have an interest raises a number of these risks. Although a majority of the costs associated with the blow out have been covered by insurance policies in effect when the blow out occurred, a portion of the claims have not yet been reimbursed through one of the insurance policies. The Company has advanced approximately $430,500 for its proportionate share of the claims in order that these claims be paid directly to the claimants. The Company believes that most, if not all, of these claims will ultimately be reimbursed through insurance proceeds.

Our operating results may vary significantly.

     Our operating results, as a start-up company in the oil and gas industry, may vary significantly during any financial period. These variations may be caused by significant periods of time between each of our discoveries and developments, if any, of oil or natural gas properties in commercial quantities. These variations may also be caused by the volatility associated with oil and gas prices.

A possible growth in management could have an adverse effect on our business.

     Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.

We depend on key employees.

     We are highly dependent on the services of D. Scott Singdahlsen, our Chief Executive Officer and President, Andrew P. Calerich, our Chief Financial Officer, and our other geological and geophysical staff members. The loss of the services of any of them could hurt our business. We do not have an employment contract with Mr. Singdahlsen, Mr. Calerich or any other employee.

Our business may be limited.

     We currently are pursuing only the oil and gas exploration business. Although we are involved in other oil and gas projects, we are concentrating the majority of our initial oil and gas exploration efforts in the San Joaquin Basin. We are involved in eight separate and distinct projects in the San Joaquin Basin, but our exploration efforts are concentrated in this same general area and this lack of diverse business operations subjects us to a high degree of concentration of risks. Our future success may depend upon our success in discovering and developing oil and gas in commercial quantities on our San Joaquin properties and upon the general economic success of the oil and gas industry.

            OFFERING BY SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     We are registering the transfer by the selling stockholders of up to 3,979,559 shares of common stock. These shares consist of the following:

     o 3,704,559 shares that were purchased by selling stockholders in a private placement transaction pursuant to exemptions from federal and state registration requirements; and

     o Up to 275,000 shares that may be issued to selling stockholders when they exercise warrants to purchase common stock that were purchased in the private placement transaction described in the preceding sentence.

     The selling stockholders may sell their common stock at those prices that they are able to obtain in the market or as otherwise negotiated. We will not receive any proceeds from the transfer of the common stock by the selling stockholders. We will receive proceeds of $2.50 per share upon the exercise, if any, of warrants held by selling stockholders to purchase up to an aggregate of 275,000 shares of common stock.

     It is anticipated that the selling stockholders will offer the common stock in direct sales to private persons and in open market transactions. The selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts or other compensation by the selling stockholders. The selling stockholders also may pledge as collateral for loans their common stock, warrants, and/or common stock to be issued upon exercise of their warrants. This prospectus may be used by the lender to receives the pledge of those securities to sell shares of common stock if a loan is not repaid. The selling stockholders have informed us that they have not entered into any underwriting arrangement or other agreements with brokers to transfer any or all of the common stock offered under this prospectus.

     In November 1998, we completed the sale of convertible promissory notes (the "Notes") in the total amount of $2,500,000 in a private placement transaction pursuant to exemptions from federal and state registration requirements. Victory Oil Company ("Victory") purchased $1.0 million of Notes, and trusts for whom the Whittier Trust Company and Whittier Trust Company of Nevada, Inc. (the "Whittier Trust Companies") serve as trustee, purchased $500,000 of Notes. In addition, a company owned by Bryce Rhodes' wife purchased $40,000 of Notes. The remaining Notes were sold to other investors.

     In connection with the sale of the Notes, we agreed to add, and our stockholders subsequently approved the election of, S.L. Hutchison and Bryce W. Rhodes to the Board of Directors. Mr. Hutchison is the Chief Financial Officer of Victory and Mr. Rhodes is a beneficial owner of less than five percent of the Whittier Trust Companies and a beneficiary of trusts administered by those companies that own our securities. Mr. Rhodes has no investment authority over those trusts.

     As a condition to the sale of the Notes, D. Scott Singdahlsen, a director and officer of the Company, and Robert B. Suydam, who in November 1998 was a director and officer of the Company, entered into a voting agreement (the "Voting Agreement") with the purchasers of the Notes. Pursuant to the Voting Agreement, Mr. Singdahlsen and Mr. Suydam each agreed, respectively, that he will vote all the shares of common stock owned by him in favor of the election of two nominees of the investors to serve on the Board of Directors and for the re-election of those nominees or other nominees at any time that the aggregate percentage ownership of common equity underlying the Notes or Series A Preferred owned by the investors is 20 percent or more of the outstanding common stock. At the annual meeting of stockholders held on April 16, 1999, all of Mr. Singdahlsen's and Mr. Suydam's shares were voted in favor of the two nominees. Mr. Singdahlsen and Mr. Suydam are required to vote for only one nominee at any time after the aggregate percentage ownership of common equity owned by the investors is less than 20 percent and greater than or equal to 10 percent of the outstanding common stock. The obligation of Mr. Singdahlsen and Mr. Suydam to vote for any nominees of the investors terminates at any time after the percentage ownership of common equity owned by the investors is less than 10 percent of the outstanding common stock. Mr. Singdahlsen and Mr. Suydam are not required to vote for the designated board members at any time that the holders of the Series A Preferred have the right voting separately as a class to elect those designated board members.

     In May 1999, we completed a private placement of $7,000,000 of units at $16 per unit, with each unit consisting of 10 shares of common stock and a warrant to purchase one share of common stock at an exercise price of $2.50 per share until May 14, 2004. The private placement was made pursuant to exemptions from federal and state registration requirements. Mr. Hutchison purchased 2,500 units for $40,000 and Mr. Carney purchased 2,400 units for $38,400. Messrs. Hutchison and Carney are directors of the Company. An additional 93,750 units for $1,500,000 and 7,875 units for $126,000 were purchased by Victory and Whittier Energy Company, respectively. Bryce W. Rhodes, a director of the Company, is a Vice President of Whittier Energy.

     Other than as described in this section, there are no material relationships between any of the selling stockholders and any of the Company's officers, directors, predecessors or affiliates.

     The following table sets forth the name of each selling stockholder, the number of shares of common stock held by each selling stockholder before this offering (including shares issuable upon the exercise of the warrants), the number of shares of common stock to be sold by each selling stockholder, and the number of shares owned by each selling stockholder after this offering.

--------------------------------------------------------------------------------------------------------------------------------
                                                     Number Of
                                                     Shares Of                                                     Percentage Of
                                                     Common Stock         Number Of           Number Of            Common Stock
                                                     Owned Before         Shares To Be        Shares Owned         Owned After
Name                                                 Offering (1)         Offered (1)         After Offering       Offering
--------------------------------------------------------------------------------------------------------------------------------
Victory Oil Company (2)                               3,106,929           1,031,250            2,075,679                 12.9
--------------------------------------------------------------------------------------------------------------------------------
The Profit Group, Inc. Profit
Sharing Plan & Trust                                     15,625              15,625                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
James E. Moore Revocable Trust
Dated July 28, 1994                                     225,000             165,000               90,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Crown Hill Trusts                                       397,081             275,000              122,081                    *
--------------------------------------------------------------------------------------------------------------------------------
The Common Fund                                          68,750              68,750                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
David M. Knott                                           34,375              34,375                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Trinkaus & Burkhardt International                       11,000              11,000                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Knott Partners, L.P.                                    170,500             170,500                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
GAM Knott Hedge Fund, Inc.                               34,375              34,375                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Matterhorn Offshore Fund Ltd.                            24,750              24,750                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Whittier Energy Co.                                     231,625              86,625              145,000                  1.0
--------------------------------------------------------------------------------------------------------------------------------
Crown Oaks, Inc. Profit Sharing Plan & Trust              6,250               6,250                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Sergei J. Hillery, Jr.                                   16,500              16,500                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
George W. Voelker                                        34,375              34,375                  -0-                    0
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                                                                       11

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                                                     Number Of
                                                     Shares Of                                                     Percentage Of
                                                     Common Stock         Number Of           Number Of            Common Stock
                                                     Owned Before         Shares To Be        Shares Owned         Owned After
Name                                                 Offering (1)         Offered (1)         After Offering       Offering
--------------------------------------------------------------------------------------------------------------------------------
Victor Frandsen II                                       93,207              34,375               58,832                    *
--------------------------------------------------------------------------------------------------------------------------------
Daniel T. Reiner                                        760,417             343,750              416,667                  2.6
--------------------------------------------------------------------------------------------------------------------------------
Rubar Colorado Inc.                                       7,500               7,500                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
S.L. Hutchison (2)                                      127,500              27,500              100,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Mary Ione Berry, Trustee MIB Revocable Living
Trust UA DTD 3-16-92                                     21,500              16,500                5,000                    *
--------------------------------------------------------------------------------------------------------------------------------
GMT, Inc.                                               203,495             203,495                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Bay Resource Partners Offshore Fund, Ltd.               165,360             165,360                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Bay Resource Partners, L.P.                             405,800             405,800                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
D. Craig Walker                                          15,625              15,625                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Keith F. Carney (3)                                     106,400              26,400               80,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Victor Frandsen IRA                                      34,375              34,375                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Loren C. McPhillips and Susan L. Sanchez JTWROS           8,250               8,250                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Thomas E. Claugus                                        44,570              44,570                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
KRBS Revocable Living Trust DTD March 16, 1992           26,500              16,500               10,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Leslie A. Berry Custodian for Katherine I. Berry
Under The Uniform Gifts to Minors Act                    16,500              16,500                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Estancia Petroleum Corporation                           34,375              34,375                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Ann B. Sakowitz                                          24,200              24,200                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Paula L. Santoski                                        17,500              17,500                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Susan Hall Forster                                        6,875               6,875                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
John M. Forster                                           1,000               1,000                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Ralph O. Hellmold                                        60,000              60,000                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
William D. Forster                                       80,657              30,657               50,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Gail D. Forster                                          29,700              29,700                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Efram Zimbalist III                                         625                 625                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Patricia M. Baehr Residual Trust DTD 3/26/97             24,375              24,375                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Robert I. Israel                                          3,125               3,125                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Joe Sam Robinson Jr.                                    220,318             120,318              100,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Douglas W. Kessler                                        9,693               9,693                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
US Trust Company, N.A., Trustee FBO Charles
Richard Knowles, Jr.                                     48,750              48,750                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
John S. Neel                                             20,084              20,084                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Hugh F. Smisson                                          85,932              85,932                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Joseph F. Cullman III                                   102,375              34,375               68,000                    *
--------------------------------------------------------------------------------------------------------------------------------

                                                            12

--------------------------------------------------------------------------------------------------------------------------------
                                                     Number Of
                                                     Shares Of                                                     Percentage Of
                                                     Common Stock         Number Of           Number Of            Common Stock
                                                     Owned Before         Shares To Be        Shares Owned         Owned After
Name                                                 Offering (1)         Offered (1)         After Offering       Offering
--------------------------------------------------------------------------------------------------------------------------------
Fidelity  Management Trust Co., Trustee
FBO Janelle K. Calerich Roth IRA                         32,600              17,600               15,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Eric L. Olofsen                                          22,000              22,000                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
Ronald W. Cochran                                        41,000              11,000               30,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Francis B. Barron                                         5,200               2,200                3,000                    *
--------------------------------------------------------------------------------------------------------------------------------
Alan L. Talesnick                                        26,925              18,425                8,500                    *
--------------------------------------------------------------------------------------------------------------------------------
George E. Case III                                        6,875               6,875                  -0-                    0
--------------------------------------------------------------------------------------------------------------------------------
   TOTAL SHARES TO BE OFFERED                                             3,979,559
--------------------------------------------------------------------------------------------------------------------------------

*    Less than one percent.

(1) The number of shares to be sold by the selling stockholders assumes that they exercise all of their warrants to purchase common stock, and that they sell all the shares of common stock received from the exercise of the warrants.

(2)  Mr. Hutchison is a director of the Company.

(3)  Mr. Carney is a director of the Company.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered in this prospectus. Attorneys employed by that law firm beneficially own 31,750 shares of our common stock and warrants to purchase 1,875 shares of common stock.

                                     EXPERTS

     The financial statements appearing in our Annual Report on Form 10-KSB for the fiscal year ended August 31, 1999 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Those financial statements are incorporated in this prospectus by reference in reliance upon that report and upon the authority of that firm as experts in auditing and accounting.

     SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Delaware law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director of the Company. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. Our Bylaws grant this indemnification to our officers and directors.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated into this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in or incorporated into this prospectus regarding our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus, including the "Risk Factors" section, and in the documents incorporated into this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                  WHERE YOU CAN FIND MORE AVAILABLE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. The registration statement on Form S-3, along with any amendments, are referred to in this prospectus as the registration statement. This prospectus does not contain all the information set forth in the registration statement and exhibits to the registration statement, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, and those statements are qualified in all respects by this reference.

     We are subject to the periodic reporting and other informational requirements of the Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facilities maintained by the SEC:

     o        450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024
     o        500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o        7 World Trade Center, New York, New York 10048.

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by the Company with the SEC are available at the SEC's World Wide Web site at http://www.sec.gov. The SEC's World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that previously were, or are required in the future to be, filed with the SEC (File No. 001-14462) pursuant to the Exchange Act are incorporated into this prospectus by reference:

     o    Our Annual Report on Form 10-KSB/A for the year ended August 31, 1999;

     o Our Quarterly Reports on Form 10-QSB for the quarters ended November 30, 1999 and February 29, 2000;

     o Our Proxy Statement dated February 18, 2000 concerning our Annual Meeting of Stockholders held on March 13, 2000;

     o Our Current Reports on Form 8-K as filed with the SEC on December 13, 1999, January 18, 2000, January 28, 2000, April 17, 2000, April 20,
          2000, May 31, 2000, and June 6, 2000; and

     o Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference Requests for copies should be directed to D. Scott Singdahlsen, President, PYR Energy Corporation, 1675 Broadway, Suite 1150, Denver, Colorado 80202, telephone number (303) 825-3748.

                                                    PYR ENERGY CORPORATION
                                              3,979,559 Shares of common stock
------------------------------------

         TABLE OF CONTENTS

                                     Page
                                     ----

PROSPECTUS SUMMARY...................  3
RISK FACTORS.........................  6
OFFERING BY SELLING STOCKHOLDERS
  AND PLAN OF DISTRIBUTION........... 10
LEGAL MATTERS........................ 13
EXPERTS.............................. 13
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION............ 13
DISCLOSURE REGARDING FORWARD-                       ________________________
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS.............. 13               SELLING STOCKHOLDER
WHERE YOU CAN FIND MORE AVAILABLE                           PROSPECTUS
  INFORMATION........................ 14            ________________________
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE............. 15








                                                          June __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered. The selling stockholders will not pay any of the following expenses.

         Registration and filing fee................................ $ 3,298
         Printing *................................................. $ 5,000
         Accounting fees *.......................................... $ 1,000
         Legal fees *............................................... $ 5,000
         Miscellaneous *............................................ $   202
                                                                     -------
                  Total *..........................................  $14,500
                                                                     =======

------------

*        Estimated


Item 15. Indemnification Of Directors And Officers.

     The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its Certificate Of Incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends, stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . ."

     The Board Of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 16. Exhibits.

     The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number         Description

4.1 Specimen Common Stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended August 31, 1997

5 Opinion of Patton Boggs LLP concerning the legality of the securities being registered*

23.1     Consent of Patton Boggs LLP (included in Opinion in Exhibit 5)*

23.2     Consent of Wheeler Wasoff, P.C.

24.1     Power of Attorney (included in Part II of Registration Statement)*

------------------

*        Previously filed.

Item 17. Undertakings.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on June 26, 2000.

                                PYR ENERGY CORPORATION



                                By:  /s/  D. Scott Singdahlsen
                                   ---------------------------------------------
                                   D. Scott Singdahlsen, Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

        Signatures                              Title                               Date
        ----------                              -----                               ----


/s/  D. Scott Singdahlsen           Chief Executive Officer; President; and     June 26, 2000
-----------------------------       Chairman Of The Board (Principal
D. Scott Singdahlsen                Executive Officer)


/s/                                 Director                                    June   , 2000
-----------------------------
Keith F. Carney


/s/  S. L. Hutchison                Director                                    June 26, 2000
-----------------------------
S. L. Hutchison


/s/  Bryce W. Rhodes                Director                                    June 26, 2000
-----------------------------
Bryce W. Rhodes


/s/  Andrew P. Calerich             Chief Financial Officer; Vice President;    June 26, 2000
-----------------------------       and Secretary (Principal Financial
Andrew P. Calerich                  Officer and Principal Accounting
                                    Officer)


                                  EXHIBIT INDEX

     The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number  Description

4.1 Specimen Common Stock Certificate. Incorporated by reference from the Company's Form 10-KSB/A1 for the year ended August 31, 1997

5 Opinion of Patton Boggs LLP concerning the legality of the securities being registered*

23.1    Consent of Patton Boggs LLP (included in Opinion in Exhibit 5)*

23.2    Consent of Wheeler Wasoff, P.C.

24.1    Power of Attorney (included in Part II of Registration Statement)*

-----------------

*        Previously filed.